Exhibit 10.11

SPECIAL SEPARATION AGREEMENT AND RELEASE

This Special Separation Agreement and Release (“Agreement”) is made by and between Lynn A. Carter (“You” or “Your”) and Capital One Financial Corporation, including any of its subsidiaries (referred to collectively as “Capital One”).

Reason for Agreement

You and Capital One desire to set forth the final terms relating to your employment with Capital One and your separation therefrom. Capital One has notified you of your job elimination effective at the close of business on December 31, 2011 (the “Job Elimination Date”). Notwithstanding the Job Elimination Date, and in exchange for your execution of this Agreement and your agreement to execute a “Supplemental General Release” after your separation (which form of agreement is attached hereto as Appendix A), Capital One will reassign you to a new role effective January 1, 2012, will continue your employment through March 31, 2012, subject to the terms below, and will provide severance payments and benefits as discussed herein. Your separation from service with Capital One will be effective April 1, 2012 (such date, or if earlier the date on which your employment with Capital One and all of its affiliates terminates, the “Separation Date”).

Consideration for Signing this Agreement and Appendix A

If you agree to the terms set forth in this Agreement, specifically, but without limitation, your agreement to the provisions under “General Release of Claims,” Capital One will continue your employment from January 1, 2012 through March 31, 2012 (the “Transition Period”), in a new role designated by Capital One. During such time, you will be entitled to the same compensation and benefits to which you were entitled on the date immediately preceding your Transition Period, including by way of example, cash and equity compensation (including RSU salary and long-term incentive equity awards for the 2011 performance year to be awarded at the same time as other similarly situated senior executives of Capital One employed as of December 31, 2011) , company-sponsored benefits (including, if applicable, eligibility for certain payments under the

Change of Control Employment Agreement between you and Capital One entered into as of March 1, 2010) (the “Change of Control Employment Agreement”), medical and dental insurance coverage, indemnification rights, and continued vesting of equity under the applicable plans or programs in which you were participating on the date immediately preceding your Transition Period. You further understand and agree that effective on or around September 1, 2011, your job duties were assigned in a reasonable manner and at a senior level by the Chief Executive Officer of Capital One. You shall remain eligible to receive a mid-term RSU incentive award for 2011 at your target level established by the Compensation Committee of the Board of Directors in January 2011 and at the same multiple and the same time as other similarly situated senior executives of Capital One employed as of December 31, 2011.

Subject to your eligibility, if you execute the Supplemental General Release after your termination of employment from Capital One (but within the time specified in the Supplemental General Release), you shall receive the applicable severance and benefits set forth in the Capital One Financial Corporation Executive Severance Plan (the “Severance Plan”), pursuant to the terms of the Severance Plan in place on the date you execute this Agreement, or such greater severance and benefits pursuant to the terms of the Severance Plan in effect as of the date of your termination of employment.

Notwithstanding the above, if, (a) prior to March 31, 2012, (i) you resign your employment after December 31, 2011, (ii) your employment is terminated by Capital One without “Cause,” as that term is defined in the Severance Plan, or (iii) you die; and (b) you or your estate execute the Supplemental General Release attached hereto as Appendix A, you (or your estate, if applicable) will be eligible to receive the applicable severance and benefits under the Severance Plan in place on the date you execute this Agreement or such greater severance and benefits pursuant to the terms of the Severance Plan in effect as of the date of your termination of employment. You will also receive all other benefits provided for under this Agreement. For the avoidance of doubt, Capital One will not withhold severance benefits on the grounds that you have failed, or are alleged by Capital One to have failed, to meet any of the requirements listed in the

Severance Plan under the heading “Eligibility,” except for the conditions set forth herein. If you are terminated for “Cause,” you will not be eligible for severance benefits and you will forfeit all unearned compensation, including by way of example, certain unvested equity, according to the terms of the applicable plan and grant agreements. In the event that, on or prior to March 31, 2012, you become unable to perform your duties due to physical or mental incapacity, Capital One will not terminate your employment prior to April 1, 2012.

If you do not execute this Agreement, you will be terminated, effective on the Job Elimination Date, at which time you will be eligible to receive benefits under the Severance Plan in place at that time, to the extent you are otherwise qualified under such plan.

General Release of Claims

In consideration of the payments and other benefits provided for in this Agreement, which you agree is good, valuable, adequate and sufficient consideration under this Agreement, you acknowledge and agree that, you and your agents, representatives, and heirs, do hereby fully release (i.e., give up) and forever discharge Capital One and its parent, subsidiary and affiliated corporations, organizations and entities, including without limitation CAPITAL ONE FINANCIAL CORPORATION, CAPITAL ONE SERVICES, INC., CAPITAL ONE SERVICES, LLC, CAPITAL ONE, NATIONAL ASSOCIATION, CAPITAL ONE AUTO FINANCE, INC., CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, CHEVY CHASE BANK, F.S.B. and each of them, and all of their respective past, present and future affiliates, partners, joint ventures, stockholders, predecessors, successors, assigns, insurers, officers, directors, employees, agents, representatives, attorneys and independent contractors of all such released corporations, organizations and entities, as well as their employee benefit plans, and the trustees, administrators, fiduciaries and insurers of such plans (collectively, the “Released Parties”), and each of them, jointly and severally, from any and all claims, causes of action, charges, suits, controversies, and demands of any kind, whether known or unknown, whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which you ever have had in the past or presently have against the Released Parties through the date of this Agreement, arising from or relating to your employment with Capital One or the termination of that employment or any circumstances related thereto.

Types of Claims Waived

Such claims, causes of action, charges or similar actions include but are not limited to claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Family Medical Leave Act, Executive Order 11246, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance. Except as provided herein, all claims for incentive compensation awards under any Capital One plan or payroll practice, along with any claims under any state wage and hour laws, are specifically subject to this release of claims. You further agree that you will not file or permit to be filed, initiated or prosecuted on your behalf any such claim this Agreement purports to waive.

Claims Not Waived

Notwithstanding the preceding provision or any other provision of the Agreement, your agreement to the provisions under “General Release of Claims” is not intended to prohibit you from bringing an action to challenge the validity of your release of claims under the ADEA.

This Agreement is not intended to interfere with your right to file a charge with an administrative agency in connection with any claim you believe you may have against any of the Released Parties. However, by executing this Agreement, you hereby waive the right to recover, and agree not to seek any damages, remedies or other relief for yourself personally in any proceeding you may bring before such agency or in any proceeding brought by such agency on your behalf. This Agreement is also not intended to apply to claims under ERISA Section 502(a)(1)(B) for accrued benefits (other than claims for severance and severance-related benefits) under any qualified employee benefit plan of Capital One pursuant to the terms of any such plan or to claims under any other compensation or employee benefit plan of Capital One for accrued and vested benefits pursuant to the terms of any such plan.

Further, you understand that you are not releasing your rights under this Agreement, that any claims which cannot be lawfully waived are excluded from this Agreement and that by executing this Agreement you are not waiving any such claims. In addition, you are not releasing any rights you may have to indemnification under applicable corporate law, under the by-laws or certificate of incorporation of Capital One or any of its affiliates or as an insured under any directors’ and officers’ liability insurance policy now or previously in force, or any rights you may have under Capital One’s equity award plans or rights as a stockholder of Capital One.

Likewise, you are not releasing any rights or claims that may arise after the date on which you sign this Agreement. In addition, while this Agreement requires you to waive any and all claims against Capital One arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit you from filing in good faith for and from receiving any workers’ compensation benefits from Capital One’s workers’ compensation carrier for compensable injuries incurred during your employment. Accordingly, pursuit of any such workers’ compensation benefits with Capital One’s workers’ compensation carrier will not be considered a violation of this Agreement.

Notification of ADEA Rights and Claims/Opportunity for Review

As outlined above in the General Release of Claims provision, you understand that this Agreement specifically releases and waives all claims you may have for age discrimination under the ADEA, except for those that may arise after the date this Agreement is executed by you. Likewise, you understand that this Agreement does not prohibit you from challenging the validity of your release of claims under the ADEA. Understanding the above, you agree and acknowledge that your execution of this Agreement is completely voluntary and that you have been advised to consult with an attorney prior to executing this Agreement to ensure that you fully and thoroughly understand its legal significance. You acknowledge that you have at least twenty-one (21) days from receipt of this Agreement to consider the provisions of this Agreement during which time you can consult with counsel concerning its terms. You acknowledge that if you execute this Agreement prior to the expiration of the twenty-one (21) days, your execution is completely voluntary and done with the knowledge that you are waiving your entitlement to this review period. You acknowledge that any changes negotiated by the parties shall not re-start the consideration period.

You further acknowledge and understand that you may revoke this Agreement within seven (7) days after its execution by you by sending a written letter of revocation post-marked no later than seven (7) days after your execution of this Agreement to the Dana Hale at the address below. You further acknowledge and understand that this Agreement is not effective or enforceable until the revocation period has expired.

Warranties and Representations

You hereby warrant and represent that under the federal Fair Labor Standards Act and/or any state or local counterpart you do not claim that Capital One violated or denied any wage and hour rights under the Fair Labor Standards Act or any state or local counterpart, as of the time of the execution of this Agreement by you. You further warrant and represent that as of the time of the execution of this Agreement by you, you are unaware of any facts or conduct (including, but not limited to any violation of law) that would give rise to a claim by you against Capital One of any type or sort, including those types of claims or other violations set forth generally and specifically above, including but not limited to any claims under the Fair Labor Standards Act.

Non-solicitation of Employees

For a period of two (2) years following your Separation Date, you shall not, directly or indirectly, on your own behalf or on behalf of any other person, corporation, partnership, firm, financial institution or other business entity: (a) solicit or induce any employee of Capital One to become employed by any person, corporation, partnership, firm, financial institution or other business entity engaged in competition with Capital One; or (b) solicit or induce any employee to leave or cease their employment relationship with Capital One based on Confidential Data you learned about such employee while you were employed by Capital One, including but not limited to the employee’s work experience, specialized training or knowledge of Capital One Confidential Data. Notwithstanding anything to the contrary herein, the following shall not be a violation of this Agreement or the Severance Plan (or any other agreement): (i) responding to an unsolicited request from any employee for advice on employment or business matters that is wholly unrelated to seeking employment with you or any organization with which you are affiliated; (ii) responding to an unsolicited request for a reference regarding any employee, by providing a reference setting forth your personal views about such person or entity provided such reference is wholly unrelated to seeking employment with you or any organization with which you are affiliated; (iii) any organization with which you are affiliated (including, but not limited to, your employer) engaging or soliciting an employee, provided you are not involved (directly or indirectly) in such activity; or (iv) soliciting any such employee through an ad that is not targeted specifically at Capital One employees. In addition, in the event you are subject to any Capital One covenant against the solicitation of customers, you shall not be treated as violating any such covenant as a result of any organization with which you are affiliated (including, but not limited to, your employer) engaging or soliciting a customer, provided you are not involved (directly or indirectly) in such activity.

Effect of Violation

Except to the extent such agreement is prohibited by applicable law or regulation, you understand and agree that any action by you in violation of this Agreement that is more than minor, such as filing a lawsuit for claims released by this Agreement, shall void Capital One’s obligations to you for all payments and benefits provided for under this Agreement, shall require that you immediately forfeit and repay all amounts paid to you by Capital One under this Agreement, and shall further require you to pay all reasonable costs and attorneys’ fees incurred by Capital One in defending any action brought by you in violation of this Agreement or brought by Capital One to enforce this Agreement, in addition to any other damages or relief to which Capital One may be entitled. In the event you violate this Agreement in a way that is more than minor and payments made hereunder are subsequently forfeited, you agree that there remains sufficient consideration to be bound by this Agreement. You further acknowledge that any violation of the Confidentiality provision of this Agreement or any continuing obligation contained in any applicable confidentiality agreement or restrictive covenant with Capital One will result in immediate, substantial and irreparable harm to Capital One which cannot be fully and adequately redressed by the award of monetary damages. In the event of your violation or threatened violation of the Confidentiality provision of this Agreement or any continuing obligation contained in any applicable confidentiality, intellectual property, non-solicitation, or other covenant or agreement with Capital One, you agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including without limitation, temporary, preliminary and permanent injunctive relief and specific performance from any court of competent jurisdiction and will not contest the entry of same if sought by Capital One.

Notwithstanding the above or any other provision to the contrary, the above will not apply to any action brought by you to challenge the validity of your waiver of any ADEA claims under this Agreement.

Modification

This Agreement may be modified only in writing, signed by both parties. E-mail communication does not modify this agreement.

No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by Capital One or its affiliates.

Severability

It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be valid or unenforceable; such court shall modify such provision so that it is enforceable to the extent permitted by applicable law consistent with the parties’ intent. Likewise, to the extent providing any payment or benefit under this Agreement would violate any law or regulation not in effect at the time the Agreement is executed by you, but would violate any such law or regulation in effect at the time such payment or benefit is to be provided, the Parties agree that no such payment or benefit will be provided, except to the extent permitted by law ; provided, that the parties shall use all reasonable efforts to provide for an alternative equivalent payment to the extent legally permitted.

Successor

This Agreement is personal to you and shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your heirs and legal representatives. The rights and obligations of Capital One under this Agreement shall be binding on and inure to the benefit of Capital One, its successors and assigns. Capital One shall not assign this Agreement other than to a successor entity in the event of a corporate transaction.

No Further Payments, Benefits, Attorney’s Fees or Costs

You understand and agree that you will not receive any payments or benefits from Capital One or its affiliates after the Separation Date, except as expressly provided for under the Agreements or under applicable benefit plans and arrangements. The payments and benefits received by you from Capital One after the Separation Date pursuant to the Agreements shall not be taken into account as compensation and no service credit shall be given after the Separation Date for purposes of determining the benefits payable under any other plan, program, agreement or arrangement of Capital One or its affiliates. You acknowledge that, except for the payments made by Capital One as expressly provided for under the Agreements, you are not entitled to any payment in the nature of severance or termination pay from Capital One or its affiliates.

Tax Withholding

Capital One may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that it may reasonably determine are required to be withheld pursuant to any applicable law or regulation in connection with any payments or benefits provided to you pursuant to the Agreements.

Confidentiality

You agree that the fact, terms and conditions of this Agreement are strictly confidential, and with the exception of your spouse, counsel and tax advisors or a lender requiring financial disclosure, or except to the extent required by an order of a court or arbitrator having apparent jurisdiction or under subpoena from an appropriate government agency (in which event, you will notify Capital One in writing of the receipt of such subpoena or order prior to responding to any such order or subpoena) or as necessary to enforce the terms of this Agreement or to demonstrate to a potential employer or business partner the scope of your restrictive covenants, shall not be disclosed to any other person, entities or organizations, whether or not employed by Capital One, unless and until Capital One publicly discloses such Agreement. You further agree that in the event you share the fact, terms or conditions of this Agreement with such person(s), you will instruct such person(s) to keep the information confidential pursuant to your obligation to maintain the confidentiality of such information. In addition, you agree not to use or disclose to any other person, including without limitation, future employers, any confidential or proprietary information or materials acquired in connection with your employment with Capital One, without the express written consent of Capital One, including without limitation, information and materials which identify or concern past, present or future customers, businesses or plans, or constitute, embody or relate to research, development, financial accounting, programming and systems, inventions, databases, product designs, product implementations, modeling techniques, models, testing, test results, customer lists, marketing strategies, business plans, existing or potential new lines of business, credit policies and practices, accounts of customers or associates of Capital One or any other information or materials made or furnished by Capital One or its affiliates (collectively “Confidential Data”). Confidential Data may be written, oral, recorded on tape or in any other media, and includes without limitation, information embodied in documents, drawings, graphs, charts, presentations, recordings, microfiche, tapes, computer programs and other data compilations. Additionally, unless Capital One advises you to the contrary in writing, Confidential Data shall include all software, hardware and other information supplied to Capital One by third parties which is used by Capital One in its business. This confidentiality obligation shall be in addition to any other confidentiality agreements contained in any applicable agreement or other document signed by you, as well as continuing confidentiality obligations under the Capital One Code of Business Conduct and Ethics. Notwithstanding the foregoing, it shall not be a violation of this paragraph or the Severance Plan (or any other agreement) for you to use or disclose Confidential Data (i) when disclosure is required by law or by any court, arbitrator, or government agency with apparent jurisdiction; (ii) as reasonably deemed necessary in the course of performing the duties of your employment with Capital One; or (iii) if the Confidential Data has become generally known to the public other than due to your violation of this paragraph or a violation of any of your agents or representatives.

Indemnification

All rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Separation Date existing in your favor under Capital One’s Certificate of Incorporation and Bylaws and Delaware law and otherwise shall continue in full force and effect subsequent to the Separation Date. Capital One will ensure that you remain covered under its directors and officers insurance policy at least to the extent then provided for other directors and officers of Capital One with respect to all acts, omissions and/or events relating to or arising out of your being an employee, officer, director, representative or trustee/administrator or other fiduciary with Capital One or any of its affiliates, subsidiaries or employee benefit plans or any third party with respect to which you were acting as a representative of Capital One or any of its affiliates or subsidiaries.

Section 409A

All payments and benefits to be paid or provided to you pursuant to the Agreements are intended to comply with or be exempt from section 409A of the Internal Revenue Code of 1986 as amended, the regulations promulgated thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (“Section 409A”), and the provisions of this Agreement shall be administered, interpreted and construed in accordance with and to implement such intent. In implementation of the foregoing, it is agreed as follows:

(a) Your termination of employment with Capital One on the Separation Date for any reason other than death or termination of employment by Capital One for Cause shall be treated as a “separation from service” within the meaning of Treas. Reg. §1.409A-1(n)(1).

(b) All payments and benefits to be paid or provided to you under the Agreements and under the Severance Plan (to wit, the severance payment, the subsidized COBRA coverage payment, the outplacement services, and the premiums for coverage under the Capital One Executive Life Insurance Program) shall be treated as exempt from the requirements of Section 409A (including without limitation the requirement under Section 409A(a)(2)(B) for a 6 month delay in payment in the case of any “specified employee”) pursuant to the short term deferral exemption under Treas. Reg. §1.409A-1(b)(4), the separation pay plan exemptions under Treas. Reg. §1.409A-1(b)(9)(iii) and (v), and/or the welfare benefits exemption under Treas. Reg. §1.409A-1(a)(5).

(c) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of the Agreements is subject to Section 409A (after taking into account all applicable exclusions and exemptions), (i) the amount of such expenses eligible for reimbursement or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expenses shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred, and (iii) your right to receive such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Arbitration/Venue

Any dispute or claim arising out of or relating to this Agreement shall be resolved by binding arbitration under the rules of the American Arbitration Association in McLean, Virginia; provided, however, that any claims relating to a breach of any confidentiality, non-solicitation, or intellectual property covenant shall not be subject to arbitration. For claims not subject to arbitration, Capital One and you hereby submit to the jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any such claims, causes of action or disputes. You further agree that any such claims, causes of action, or disputes shall only have jurisdiction and venue in the state or federal courts of the Commonwealth of Virginia. For matters subject to arbitration, judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

No Set-off/Mitigation

Other than with respect to claims under the Agreements, Capital One’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Capital One may have against you or others. For the avoidance of doubt, in no event shall you be obligated to seek other employment or take any other action by way of mitigation of the accounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced by future compensation whether or not you obtain other employment.

Choice of Law

To ensure uniformity of the enforcement of this Agreement, and irrespective of the fact that either of the parties now is or may become, a resident of a different state, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to any principles of conflicts of law.

No Waiver

Any waiver by Capital One of any provision of this Agreement in any instance shall not be deemed a waiver of such provision in the future.

Headings

The headings in this Agreement are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

Integration

This Agreement, together with the Supplemental General Release (collectively, the “Agreements”), constitute the final and complete agreement between the parties relating to the subject matter hereof, and you agree and stipulate that no other representations have been made by Capital One to you except those expressly set forth herein, and the Agreements resolve all outstanding issues arising from or relating to your employment with Capital One, and that you will not receive anything further from Capital One except as provided herein; provided, however, that notwithstanding any provision of the Agreements to the contrary, any agreements containing confidentiality, intellectual property, non-solicitation provisions or similar agreements to which you are a party, as well as the Change of Control Employment Agreement (until your Separation Date), your award agreements regarding outstanding equity awards, and applicable benefit plans and agreements, shall expressly remain in full force and effect according to their terms (provided that such provisions and agreements shall be subject to any exceptions or exclusions set forth in the Agreements), unless expressly waived by the Agreements.

Opportunity for Review

You agree and acknowledge that your execution of this Agreement is completely voluntary and that you have been advised to consult with an attorney prior to executing this Agreement to ensure that you fully and thoroughly understand its legal significance.

If the terms of this Agreement are acceptable to you, please indicate your agreement by signing below and returning two originals to:

Dana Hale

15000 Capital One Drive

Attn: 12077-0270

Richmond, Virginia 23238

Please be advised that the terms offered in this Agreement shall be automatically withdrawn if the Agreement is not executed and returned to Capital One by the close of business on December 31, 2011.

[remainder of page intentionally left blank]

If you have any questions about this Agreement, please contact me at (804)284-1066.

Sincerely,

/s/ Jory A. Berson
Jory A. Berson

You are advised to discuss the benefits and obligations outlined in this Agreement, including the provision relating to your general release of claims, with an attorney or advisor of your choice.

Agreed to and accepted by:

/s/ Lynn A. Carter	December 30, 2011
LYNN A. CARTER	DATE

DRAFT AGREEMENT	DO NOT SIGN

APPENDIX A

SUPPLEMENTAL GENERAL RELEASE

This Supplemental General Release (“Supplemental Release”) is made by and between Lynn A. Carter (“You” or “Your”) and Capital One Financial Corporation, including any of its subsidiaries (referred to collectively as “Capital One”).

Reason for Agreement

The purpose of this Supplemental Release is to supplement, but not supersede that certain Separation Agreement and Release that you executed on [DATE] (the “Separation Agreement”), by and between you and Capital One, which is incorporated herein by reference. In the event that any inconsistencies occur between this Supplemental Release and the Separation Agreement, you agree that the terms of this Supplemental Release shall govern and be given full and binding effect. You further agree that to the extent not specifically set forth in this Supplemental Release the provisions set forth in the Separation Agreement, including, but not limited to Non-solicitation of Employees, Return of Company Assets, Confidentiality, and all other terms of the Separation Agreement shall be enforceable in their entirety and are fully incorporated herein by reference.

Consideration

Separation Payment

You have concluded your Transition Period with Capital One (as that term is defined in the Separation Agreement) and agree that as of your Separation Date (as defined in the Separation Agreement) [INSERT DATE UPON TERMINATION], you are no longer employed by Capital One. As consideration for this Supplemental Release, and specifically, but without limitation, as consideration for your agreement to the provisions under “General Release of Claims,” Capital One shall pay you separation pay pursuant to the Capital One Financial Corporation Executive Severance Plan (the “Severance Plan”) in the amount of [INSERT AMOUNT], which amount reflects the severance payment provided for under the Severance Plan at the time you executed the Separation

Agreement or such greater severance pursuant to the terms of the Severance Plan as of your Separation Date. Such amount shall be payable in one lump sum no later than 60 days after Capital One receives your fully executed Supplemental Release (such Supplemental Release shall be provided to you by Capital One within 7 business days following your Separation Date and shall be executed by you and Capital One within 28 days following your Separation Date). For the avoidance of doubt, the provision in the Severance Plan for delay in the payment of a portion of an associate’s severance payment until the end of the non-competition period under the NCA shall not apply to the separation payment to be made to you hereunder, and Capital One acknowledges that as of the Separation Date you are not subject to any non-competition or conflict-of-interest covenants. All applicable federal, state and local taxes will be withheld by Capital One from the lump sum separation pay payment, to the extent such taxes are required by law or regulation to be withheld. In the event you elect to exercise COBRA rights, you will also receive COBRA continuation benefits as described below (see “Benefit Continuation” section below). Capital One shall also make available to you, at its sole expense, up to 12 month(s) worth of outplacement services to be provided by a nationally recognized outplacement services firm selected by Capital One. You must begin using these outplacement services within 90 days following your Separation Date.

If you do not agree to the terms set forth in this Agreement, you will not receive any benefits set forth in this section titled “Consideration for Signing.”

Benefit Continuation

You shall receive all benefits for which you are currently eligible and properly enrolled until and including the Separation Date. If you are currently eligible and properly enrolled as of the Separation Date, your medical and dental coverage will continue through the end of the month of your separation. You may be entitled to elect to exercise COBRA rights in accordance with federal law. You will receive separate notice of any such COBRA rights. In the event you elect COBRA coverage, Capital One will assume the cost of the employer’s portion of the monthly premium and the 2% COBRA administrative fee for a period of 6 months following the end of the month of your Separation Date. For an additional 12 months thereafter, if you have elected to continue

COBRA coverage, Capital One will pay the cost of the employer’s portion of the monthly premium (i.e., the excess of the total premium over the standard contribution amount paid by active employees for the same coverage) and the 2% COBRA administrative fee for such 12-month period, but you will be imputed taxable income in an amount equal to such payment. In both cases, you will pay the remaining balance of the COBRA premium directly to the COBRA administrator. Should you become eligible, while you are receiving subsidized COBRA covame or less cost to you than such subsidized COBRA coverage, such subsidized COBRA payments by Capital One shall immediately be terminated. You agree to notify Capital One immediately of the date that you become eligible to such receive health insurance coverage from any other party, including Medicare. If you wish to continue any optional supplemental life insurance in effect as of your Separation Date, please contact Aetna US Healthcare at (800) 523-5065. All other benefits, including but not limited to, those provided under the Long Term Managed Income Protection plan, Short Term Managed Income Protection plan, AD&D policy, the Associate Stock Purchase Plan, Deferred Compensation Plan, and the Associate Savings Plan will be discontinued, if applicable, as of the Separation Date other than as expressly provided for under this Agreement.

Non-solicitation of Employees

For a period of two (2) years following your Separation Date, you shall not, directly or indirectly, on your own behalf or on behalf of any other person, corporation, partnership, firm, financial institution or other business entity: (a) solicit or induce any employee of Capital One to become employed by any person, corporation, partnership, firm, financial institution or other business entity engaged in competition with Capital One; or (b) solicit or induce any employee to leave or cease their employment relationship with Capital One based on Confidential Data you learned about such employee while you were employed by Capital One, including but not limited to the employee’s work experience, specialized training or knowledge of Capital One Confidential Data.

Notwithstanding anything to the contrary herein, the following shall not be a violation of this Agreement or the Severance Plan (or any other agreement): (i) responding to an unsolicited request from any employee for advice on employment or business matters that is wholly unrelated to seeking employment with you or any organization with which you are affiliated; (ii) responding to an unsolicited request for a reference regarding any employee, by providing a reference setting forth your personal views about such person or entity provided such reference is wholly unrelated to seeking employment with you or any organization with which you are affiliated; (iii) any organization with which you are affiliated (including, but not limited to, your employer) engaging or soliciting an employee, provided you are not involved (directly or indirectly) in such activity; or (iv) soliciting any such employee through an ad that is not targeted specifically at Capital One employees. In addition, in the event you are subject to any Capital One covenant against the solicitation of customers, you shall not be treated as violating any such covenant as a result of any organization with which you are affiliated (including, but not limited to, your employer) engaging or soliciting a customer, provided you are not involved (directly or indirectly) in such activity.

Return of Company Assets

All assets of Capital One and its affiliates (including, but not limited to confidential information, telephones, fax machines, personal computers, Blackberries, corporate credit cards and phone cards) must be returned to Capital One in their current condition prior to receiving any payments under this Agreement. By signing and returning this Agreement, you represent that you have left with, or returned to, or agree to leave with or return to Capital One and/or destroyed (where applicable) and no longer possess or control, prior to receiving any payments under this Agreement, any memoranda, notes, documents, business plans, customer lists, computer programs and any other records, or any kind, and any and all copies (either written or electronic) thereof, made or compiled, in whole or in part, by you or made available to you, during the course of your employment with Capital One which are in your possession as of the Separation Date. Nothing herein shall prohibit you from retaining (i) your personal effects (including, but not limited to, personal cell phones, Blackberry devices, photographs, diaries, rolodexes and calendars); (ii) information relating to your compensation as reasonably needed for tax purposes; and

(iii) your copies of plans, programs and agreements relating specifically to the terms and conditions of your employment. Further, the “Eligibility” requirement contained on page 2 of the Severance Plan requiring you to return all Capital One property immediately upon termination of employment will not apply to the materials listed in the preceding sentence or to materials which are no longer in your possession.

Unused Vacation/PTO Days

You will be paid for the number of unused vacation/PTO days accrued as of your Separation Date in accordance with Capital One’s usual payment practices, less applicable federal, state and local taxes. Any unpaid business expenses incurred by you that are outstanding as of the Separation Date shall be reimbursed pursuant to Capital One’s expense reimbursement policies. Payment of the foregoing amounts shall be made to you on, or as soon as administratively practicable after, your Separation Date, but, provided such business expenses are submitted for reimbursement as of the Separation Date, in any event no later than 30 days following your Separation Date.

Associate Savings Plan

As of the Separation Date, you will be considered a terminated participant under the Associate Savings Plan. Please refer to the exit paperwork for details on your options upon termination.

Executive Life Insurance Program

Capital One will continue to pay the entire portion of the premiums associated with group term life insurance coverage offered under the current Capital One Executive Life Insurance Program (the “ELIP”) through the earlier of the date you become eligible to receive coverage under another group life insurance program or 12 months after the Separation Date. You will be responsible for any applicable taxes related to such payments, which premium payments will be reported on Internal Revenue Service Form W-2 to the extent includible in your gross income pursuant to Code section 79. If you wish to convert your group term life insurance policy to an individual whole life policy, please contact Aetna Life Insurance at 1-888-584-2983.

Deferred Compensation Plan

If applicable, the vested value in your account under the Capital One Financial Corporation Deferred Compensation Plan will be distributed directly to you in accordance with the plan’s provisions.

General Release of Claims

In consideration of the payments and other benefits provided for in this Agreement, which you agree is good, valuable, adequate and sufficient consideration under this Agreement, you acknowledge and agree that, you and your agents, representatives, and heirs, do hereby fully release (i.e., give up) and forever discharge Capital One and its parent, subsidiary and affiliated corporations, organizations and entities, including without limitation CAPITAL ONE FINANCIAL CORPORATION, CAPITAL ONE SERVICES, INC., CAPITAL ONE SERVICES, LLC, CAPITAL ONE, NATIONAL ASSOCIATION, CAPITAL ONE AUTO FINANCE, INC., CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, CHEVY CHASE BANK, F.S.B. and each of them, and all of their respective past, present and future affiliates, partners, joint ventures, stockholders, predecessors, successors, assigns, insurers, officers, directors, employees, agents, representatives, attorneys and independent contractors of all such released corporations, organizations and entities, as well as their employee benefit plans, and the trustees, administrators, fiduciaries and insurers of such plans (collectively, the “Released Parties”), and each of them, jointly and severally, from any and all claims, causes of action, charges, suits, controversies, and demands of any kind, whether known or unknown, whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which you ever have had in the past or presently have against the Released Parties through the date of this Agreement, arising from or relating to your employment with Capital One or the termination of that employment or any circumstances related thereto.

Types of Claims Waived

Such claims, causes of action, charges or similar actions include but are not limited to claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Family Medical Leave Act, Executive Order 11246, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance. Except as provided herein, all claims for incentive compensation awards under any Capital One plan or payroll practice, along with any claims under any state wage and hour laws, are specifically subject to this release of claims. You further agree that you will not file or permit to be filed, initiated or prosecuted on your behalf any such claim this Agreement purports to waive.

Claims Not Waived

Notwithstanding the preceding provision or any other provision of the Agreement, your agreement to the provisions under “General Release of Claims” is not intended to prohibit you from bringing an action to challenge the validity of your release of claims under the ADEA.

This Agreement is not intended to interfere with your right to file a charge with an administrative agency in connection with any claim you believe you may have against any of the Released Parties. However, by executing this Agreement, you hereby waive the right to recover, and agree not to seek any damages, remedies or other relief for yourself personally in any proceeding you may bring before such agency or in any proceeding brought by such agency on your behalf. This Agreement is also not intended to apply to claims under ERISA Section 502(a)(1)(B) for accrued benefits (other than claims for severance and severance-related benefits) under any qualified employee benefit plan of Capital One pursuant to the terms of any such plan or to claims under any other compensation or employee benefit plan of Capital One for accrued and vested benefits pursuant to the terms of any such plan.

Further, you understand that you are not releasing your rights under this Agreement, that any claims which cannot be lawfully waived are excluded from this Agreement and that by executing this Agreement you are not waiving any such claims. In addition, you are not releasing any rights you may have: to indemnification under applicable corporate law, under the by-laws or certificate of incorporation of Capital One or any of its affiliates or as an insured under any directors’ and officers’ liability insurance policy now or previously in force, and any rights you may have under Capital One’s equity award plans or rights as a stockholder of Capital One.

Likewise, you are not releasing any rights or claims that may arise after the date on which you sign this Agreement. In addition, while this Agreement requires you to waive any and all claims against Capital One arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit you from filing in good faith for and from receiving any workers’ compensation benefits from Capital One’s workers’ compensation carrier for compensable injuries incurred during your employment. Accordingly, pursuit of any such workers’ compensation benefits with Capital One’s workers’ compensation carrier will not be considered a violation of this Agreement.

Notification of ADEA Rights and Claims/Opportunity for Review

As outlined above in the General Release of Claims provision, you understand that this Agreement specifically releases and waives all claims you may have for age discrimination under the ADEA, except for those that may arise after the date this Agreement is executed by you. Likewise, you understand that this Agreement does not prohibit you from challenging the validity of your release of claims under the ADEA. Understanding the above, you agree and acknowledge that your execution of this Agreement is completely voluntary and that you have been advised to consult with an attorney prior to executing this Agreement to ensure that you fully and thoroughly understand its legal significance. You acknowledge that you have at twenty-one (21) days from receipt of this Agreement to consider the provisions of this Agreement during which time you can consult with counsel concerning its terms. You acknowledge that if you execute this Agreement prior to the expiration of the twenty-one (21) days, your execution is completely voluntary and done with the knowledge that you are waiving your entitlement to this review period. You acknowledge that any changes negotiated by the parties shall not re-start the consideration period.

You further acknowledge and understand that you may revoke this Agreement within seven (7) days after its execution by you by sending a written letter of revocation post-marked no later than seven (7) days after your execution of this Agreement to the Dana Hale at the address below. You further acknowledge and understand that this Agreement is not effective or enforceable until the revocation period has expired.

Warranties and Representations

You hereby warrant and represent that under the federal Fair Labor Standards Act and/or any state or local counterpart you (i) have been paid all salary, wages, overtime, commissions, incentives and other income and benefits that are owed and due to you as of the Separation Date; and (ii) do not claim that Capital One violated or denied any wage and hour rights under the Fair Labor Standards Act or any state or local counterpart. For the avoidance of doubt, you are entitled to certain payments and benefits under this Agreement and the Separation Agreement that will be due to you subsequent to the Separation Date. You further warrant and represent that as of the time of the execution of this Agreement by you, you are unaware of any facts or conduct (including, but not limited to any violation of law) that would give rise to a claim by you against Capital One of any type or sort, including those types of claims or other violations set forth generally and specifically above, including but not limited to any claims under the Fair Labor Standards Act.

Effect of Violation

Except to the extent such agreement is prohibited by applicable law or regulation, you understand and agree that any action by you in violation of this Agreement that is more than minor, such as filing a lawsuit for claims released by this Agreement, shall void Capital One’s obligations to you for all payments and benefits provided for under this Agreement, shall require that you immediately forfeit and repay all amounts paid to you by Capital One under this Agreement, and shall further require you to pay all reasonable costs and attorneys’ fees incurred by Capital One in defending any action brought by you in violation of this Agreement or brought by Capital One to enforce this Agreement, in addition to any other damages or relief to which Capital One may be entitled. In the event you violate this Agreement in a way that is more than minor and payments made hereunder are subsequently forfeited, you agree that there remains sufficient consideration to be bound by this Agreement. You further acknowledge that any violation of the Confidentiality provision of this Agreement or any continuing obligation contained in any applicable confidentiality agreement or restrictive covenant with Capital One will result in immediate, substantial and irreparable harm to Capital One which cannot be fully and adequately redressed by the award of monetary damages. In the event of your violation or threatened violation of the Confidentiality provision of this Agreement or any continuing obligation contained in any applicable confidentiality, intellectual property, non-solicitation, or other covenant or agreement with Capital One, you agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including without limitation, temporary, preliminary and permanent injunctive relief and specific performance from any court of competent jurisdiction and will not contest the entry of same if sought by Capital One.

Notwithstanding the above or any other provision to the contrary, the above will not apply to any action brought by you to challenge the validity of your waiver of any ADEA claims under this Agreement.

Cessation of/Return of Payments

You acknowledge and agree that Capital One will stop payment and has the right to a return of all funds paid to you hereunder in the following circumstances: (i) you violate any confidentiality, intellectual property, non-solicitation, or other covenant or agreement with Capital One (or you challenge the enforceability of any such covenant or agreement in any administrative proceeding, arbitration, or litigation, other than defending a claim brought by Capital One by challenging whether the specific set of facts at issue is a violation); (ii) you fail to repay any significant amounts owed to Capital One including, but not limited to any overpayment of salary, bonus, vacation pay, severance benefits or unpaid personal expenditures on a Capital One corporate credit card, to the extent that you are made aware of such overpayment; or (iii) it is determined that your employment could have been terminated “for cause” (“Cause”), based on your conduct prior to or on your actual Separation Date. For purposes of this Agreement, Cause shall be defined as the willful and continued failure by you to perform substantially your duties with Capital One (other than any such failure resulting from incapacity due to physical or mental illness) or misconduct resulting in material harm to Capital One, as determined by the Plan Administrator (including by way of example, a material violation of any material Capital One policy, or a felony, other than a traffic-related offense). In any such event, Capital One shall be entitled to any appropriate remedy, including, without limitation, the equitable remedy of constructive trust.

Modification

This Agreement may be modified only in writing, signed by both parties. E-mail communication does not modify this agreement.

No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by Capital One or its affiliates.

Severability

It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be valid or unenforceable; such court shall modify such provision so that it is enforceable to the extent permitted by applicable law consistent with the parties’ intent. Likewise, to the extent providing any payment or benefit under this Agreement would violate any law or regulation not in effect at the time the Agreement is executed by you, but would violate any such law or regulation in effect at the time such payment or benefit is to be provided, the Parties agree that no such payment or benefit will be provided, except to the extent permitted by law; provided, that the parties shall use all reasonable efforts to provide for an alternative equivalent payment to the extent legally permitted.

Successor

This Agreement is personal to you and shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your heirs and legal representatives. The rights and obligations of Capital One under this Agreement shall be binding on and inure to the benefit of Capital One, its successors and assigns. Capital One shall not assign this Agreement other than to a successor entity in the event of a corporate transaction.

No Further Payments, Benefits, Attorney’s Fees or Costs

You understand and agree that you will not receive any payments or benefits from Capital One or its affiliates after the Separation Date, except as expressly provided for under this Agreement and the Separation Agreement (or under applicable benefit plans and arrangements). The payments and benefits received by you from Capital One pursuant to this Agreement shall not be taken into account as compensation and no service credit shall be given after the Separation Date for purposes of determining the benefits payable under any other plan, program, agreement or arrangement of Capital One or its affiliates. You acknowledge that, except for the payments made by Capital One as expressly provided for under this Agreement and the Separation Agreement, you are not entitled to any payment in the nature of severance or termination pay from Capital One or its affiliates.

Tax Withholding

Capital One may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that it may reasonably determine are required to be withheld pursuant to any applicable law or regulation in connection with any payments or benefits provided to you pursuant to this Agreement.

Confidentiality

You agree that the fact, terms and conditions of this Agreement are strictly confidential, and with the exception of your spouse, counsel and tax advisors, or a lender requiring financial disclosure, or except to the extent required by an order of a court or arbitrator having apparent jurisdiction or under subpoena from an appropriate government agency (in which event, you will notify Capital One in writing of the receipt of such subpoena or order prior to responding to any such order or subpoena), or as necessary to enforce the terms of this Agreement, or to demonstrate to a potential employer or business partner the scope of your restrictive covenants, shall not be disclosed to any other person, entities or organizations, whether or not employed by Capital One, unless and until Capital One publicly discloses such Agreement. You further agree that in the event you share the fact, terms or conditions of this Agreement with such person(s), you will instruct such person(s) to keep the information confidential pursuant to your obligation to maintain the confidentiality of such information. In addition, you agree not to use or disclose to any other person, including without limitation, future employers, any confidential or proprietary information or materials acquired in connection with your employment with Capital One, without the express written consent of Capital One, including without limitation, information and materials which identify or concern past, present or future customers, businesses or plans, or constitute, embody or relate to research, development, financial accounting, programming and systems, inventions, databases, product designs, product implementations, modeling techniques, models, testing, test results, customer lists, marketing strategies, business plans, existing or potential new lines of business, credit policies and practices, accounts of customers or associates of Capital One or any other information or materials made or furnished by Capital One or its affiliates (collectively “Confidential Data”). Confidential Data may be written, oral, recorded on tape or in any other media, and includes without limitation, information embodied in documents, drawings, graphs, charts, presentations, recordings, microfiche, tapes, computer programs and other data compilations. Additionally, unless Capital One advises you to the contrary in writing, Confidential Data shall include all software, hardware and other information supplied to Capital One by third parties which is used by Capital One in its business. This confidentiality obligation shall be in addition to any other confidentiality agreements contained in any applicable agreement or other document signed by you, as well as continuing confidentiality obligations under the Capital One Code of Business Conduct and Ethics. Notwithstanding the foregoing, it shall not be a violation of this paragraph or the Severance Plan (or any other agreement) for you to use or disclose Confidential Data (i) when disclosure is required by law or by any court, arbitrator, or government agency with apparent jurisdiction; (ii) as reasonably deemed necessary in the course of performing the duties of your employment with Capital One; or (iii) if the Confidential Data has become generally known to the public other than due to your violation of this paragraph or a violation of any of your agents or representatives.

Choice of Law

To ensure uniformity of the enforcement of this Agreement, and irrespective of the fact that either of the parties now is or may become, a resident of a different state, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to any principles of conflicts of law.

Full Cooperation

You agree that until your Separation Date, you will cooperate fully with Capital One and take all reasonable actions requested by Capital One to transition your responsibilities and to otherwise assist in the operation of Capital One. At all times until and for five years after your Separation Date, you agree to take all reasonable actions requested by Capital One to assist in any threatened or pending litigation involving Capital One. Notwithstanding the foregoing, in carrying out the provisions of this paragraph, you shall not be required to take any action that could result in any type of criminal liability on your part. Capital One will make reasonable efforts to limit your participation under this paragraph to regular business hours and will also make reasonable efforts to accommodate your personal and business commitments. Capital One shall reimburse you for your reasonable expenses incurred in carrying out the provisions of this paragraph, including demonstrably lost wages and, if reasonably deemed necessary by you, legal fees for separate counsel. You understand that Capital One’s agreement to provide you with the consideration set forth in this Agreement is specifically conditioned on your agreement to provide such cooperation.

Indemnification

All rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Separation Date existing in your favor under Capital One’s Certificate of Incorporation and Bylaws and Delaware law and otherwise shall continue in full force and effect subsequent to the Separation Date. Capital One will ensure that you remain covered under its directors and officers insurance policy at least to the extent then provided for other directors and officers of Capital One with respect to all acts, omissions and/or events relating to or arising out of your being an employee, officer, director, representative or trustee/administrator or other fiduciary with Capital One or any of its affiliates, subsidiaries or employee benefit plans or any third party with respect to which you were acting as a representative of Capital One or any of its affiliates or subsidiaries.

Section 409A

All payments and benefits to be paid or provided to you pursuant to this Agreement and the Separation Agreement (collectively, the “Agreements”) are intended to comply with or be exempt from section 409A of the Internal Revenue Code of 1986 as amended, the regulations promulgated thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (“Section 409A”), and the provisions of the Agreements shall be administered, interpreted and construed in accordance with and to implement such intent. In implementation of the foregoing, it is agreed as follows:

(a) Your termination of employment with Capital One on the Separation Date for any reason other than death or termination of employment by Capital One for Cause shall be treated as a “separation from service” within the meaning of Treas. Reg. §1.409A-1(n)(1).

(b) All payments and benefits to be paid or provided to you under the Agreements and under the Severance Plan (to wit, the severance payment, the subsidized COBRA coverage payments, the outplacement services, and the premiums for coverage under the Capital One Executive Life Insurance Program) shall be treated as exempt from the requirements of Section 409A (including without limitation the requirement under

Section 409A(a)(2)(B) for a 6 month delay in payment in the case of any “specified employee”) pursuant to the short term deferral exemption under Treas. Reg. §1.409A-1(b)(4), the separation pay plan exemptions under Treas. Reg. §1.409A-1(b)(9)(iii) and (v), and/or the welfare benefits exemption under Treas. Reg. §1.409A-1(a)(5).

(c) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of the Agreements is subject to Section 409A (after taking into account all applicable exclusions and exemptions), (i) the amount of such expenses eligible for reimbursement or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expenses shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred, and (iii) your right to receive such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Arbitration/Venue

Any dispute or claim arising out of or relating to this Agreement shall be resolved by binding arbitration under the rules of the American Arbitration Association in McLean, Virginia; provided, however, that any claims relating to a breach of any confidentiality, non-solicitation, or intellectual property covenant shall not be subject to arbitration. For claims not subject to arbitration, Capital One and you hereby submit to the jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any such claims, causes of action or disputes. You further agree that any such claims, causes of action, or disputes shall only have jurisdiction and venue in the state or federal courts of the Commonwealth of Virginia. For matters subject to arbitration, judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

No Set-off/Mitigation

Other than with respect to claims under the Agreements, Capital One’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Capital One may have against you or others. For the avoidance of doubt, in no event shall you be obligated to seek other employment or take any other action by way of mitigation of the accounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced by future compensation whether or not you obtain other employment.

No Waiver

Any waiver by Capital One of any provision of this Agreement in any instance shall not be deemed a waiver of such provision in the future.

Headings

The headings in this Agreement are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

Integration

This Agreement, including the Separation Agreement incorporated by reference, constitutes the final and complete agreement between the parties relating to the subject matter hereof, and you agree and stipulate that no other representations have been made by Capital One to you except those expressly set forth herein, and that this Agreement resolves all outstanding issues arising from or relating to your employment with Capital One, and that you will not receive anything further from Capital One except as provided herein; provided, however, that notwithstanding any provision of this Agreement to the contrary, any confidentiality, intellectual property, non-solicitation or similar agreements to which you are a party shall expressly remain in full force and effect according to their terms (provided that such provisions and agreements shall be subject to any exceptions or exclusions set forth in the Agreements), unless expressly waived by this Agreement.

Opportunity for Review

You agree and acknowledge that your execution of this Agreement is completely voluntary and that you have been advised to consult with an attorney prior to executing this Agreement to ensure that you fully and thoroughly understand its legal significance.

If the terms of this Agreement are acceptable to you, please indicate your agreement by signing below and returning two originals to:

Dana Hale

15000 Capital One Drive

Attn: 12077-0270

Richmond, Virginia 23238

Please be advised that the terms offered in this Agreement shall be automatically withdrawn if the Agreement is not executed and returned to Capital One by the close of business on [DATE].

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If you have any questions about this Agreement, please contact me Jory Berson at (804)284-1066.

Sincerely,

Jory A. Berson

You are advised to discuss the benefits and obligations outlined in this Agreement, including the provision relating to your general release of claims, with an attorney or advisor of your choice.

Agreed to and accepted by:

LYNN A. CARTER	DATE

SS